Exhibit 4.2

CLASS A WARRANT NO. 2018-[______]	NUMBER OF SHARES: [_______]
DATE OF ISSUANCE: January 19, 2018	(subject to adjustment hereunder)
EXPIRATION DATE: January 18, 2023

CLASS A WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF
GENOCEA BIOSCIENCES, INC.
This Class A Warrant (the “Warrant”) is issued by Genocea Biosciences, Inc., a Delaware corporation (the “Company”), to [________], or its registered assigns (including any successors or assigns, the “Holder”), and is subject to the terms and conditions set forth below. The Warrant is being issued pursuant to a Warrant Agreement between the Company and Computershare Inc., a Delaware corporation (“Computershare”) and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (collectively with Computershare, the “Warrant Agent”).
1.    EXERCISE OF WARRANT.
(a)    Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein, the Holder is entitled to purchase from the Company up to [______] shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) (as adjusted from time to time pursuant to the provisions of this Warrant) (the “Warrant Shares”), at a purchase price of $1.20 per share (the “Exercise Price”), on or before 5:00 p.m. New York City time on January 18, 2023 (the “Expiration Date”).
(b)    Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Holder may exercise this Warrant in whole or in part in accordance with Section 5 by either:
(1)    wire transfer to the Company or cashier’s check drawn on a United States bank made payable to the order of the Company, or
(2)    exercising of the right to credit the Exercise Price against the Fair Market Value (as defined below) of the Warrant Shares (as defined below) at the time of exercise (the “Net Exercise”) pursuant to Section 1(c).
(c)    Net Exercise. If the Company shall receive written notice from the Holder at the time of exercise of this Warrant that the Holder elects to Net Exercise the Warrant, the Company shall deliver to such Holder (without payment by the Holder of any exercise price in cash) that number of Warrant Shares computed using the following formula:

X	=	Y(A-B)
A

1

Where

X =	The number of Warrant Shares to be issued to the Holder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The Fair Market Value of one share of Common Stock (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).
The “Fair Market Value” of one share of Common Stock shall mean (x) the last reported sale price and, if there are no sales, the last reported bid price, of the Common Stock on the last trading day prior to the date of exercise on the trading market on which the Common Stock is listed as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of the Common Stock) (collectively, “Bloomberg”), or (y) if the foregoing does not apply, the last sales price of such security in the over-the-counter market on the pink sheets by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.) (the “pink sheets”) or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported, the last bid price of the Common Stock as reported by Bloomberg or (z) if the fair market value cannot be calculated on any of the foregoing bases, the fair market value determined by the Company’s Board of Directors in good faith.
(d)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.
(e)    Deemed Exercise. In the event that immediately prior to the close of business on the Expiration Date, the Fair Market Value of one share of Common Stock (as determined in accordance with Section 1(c) above) is greater than the then applicable Exercise Price, this Warrant shall be deemed to be automatically exercised on a net exercise issue basis pursuant to Section 1(c) above, and the Company shall deliver the applicable number of shares of Common Stock to the Holder pursuant to the provisions of Section 1(c) above and this Section 1(e).
2.    CERTAIN ADJUSTMENTS.
(a)Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
(1)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its shares of capital stock of the same class as the Warrant Shares, by split-up or otherwise, or combine such shares of capital stock, or issue additional shares of capital stock as a dividend with respect to any shares of such capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
(2)    Reorganizations or Mergers. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2(a)(1) above and Section (d) below) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of stock and/or other securities or property from and after the consummation of such reclassification or other change in the capital stock of the Company).
(3)    Rights Upon Distribution of Assets. If the Company shall declare or make any dividend, other distribution of its assets (or rights to acquire its assets) or evidences of its indebtedness to holders of shares of Common Stock generally (which dividend or other distribution has not already been given to the Holder with respect to the Warrant Shares), by way of return of capital or otherwise not addressed by this Section 2 above (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, subdivision, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant and prior to the Expiration Date, then, in each such case the Holder shall be entitled (subject to the following proviso) to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including, without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided, however, that the Holder shall only be permitted to take delivery of such Distribution if and to the extent the Holder exercises some or all of the Warrant (the portion of delivery of the Distribution shall be based on the pro rata portion of the Warrant Shares issuable upon the portion of the Warrant exercised as compared to the maximum number of Warrant Shares issuable upon complete exercise of the Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including, without limitation, the Beneficial Ownership Limitation)), provided that, to the extent that the Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised the Warrant, at which time the Company shall issue to the Holder the pro-rata portion of such Distribution equivalent to that portion of this Warrant then exercised. Notwithstanding anything to the contrary contained herein, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and its affiliates exceeding the Beneficial Ownership Limitation, if applicable pursuant to Section 5(c) herein, then the Holder shall not be entitled to participate in such Distribution to the extent of the Beneficial Ownership Limitation (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and its affiliates exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).
(b)Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
(c)Calculations. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 2(c) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 2. All calculations under this Section 2 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.
(d)Treatment of Warrant upon an Acquisition.
(1)In the event of an Acquisition (as defined below) prior to the Expiration Date (other than, for the purposes of this provision, an Acquisition consummated by way of an unsolicited third-party offer), the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Holder shall thereafter continue to have the right to subscribe for upon the terms and conditions set forth herein in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Holder, such number of shares, where the value of each new warrant to purchase one share in the surviving or acquiring entity (“Acquirer”) is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (A) hereto, that is equivalent to the aggregate value of the Warrants held by such Holder, where the value of each Warrant to purchase one share of Common Stock in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth Appendix (B) hereto. Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrants, and shall have a strike price, KAcq, that is calculated in accordance with Appendix (A) hereto. For the avoidance of doubt, if the Acquirer surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Section 2(d) and Appendix (A) hereto.
(2)Moreover, appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares (or ADSs) thereafter deliverable upon the exercise thereof. The Company shall not effect any such Acquisition unless prior to or simultaneously with the consummation thereof the successor corporation resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors of the Company and the Holder to be satisfactory in form and substance, the obligation to deliver to the holder of the Warrants, at the last address of such holder appearing on the books of the Company, such shares of stock, as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under these Warrants. The provisions of this Section 2(d) shall similarly apply to successive Acquisitions.
(3)If the Company, in spite of using its best efforts, is unable to cause these Warrants to continue in full force and effect until the expiration of the Expiration Date in connection with any Acquisition, then the Company shall pay the Holders an amount per Warrant to purchase one share of Common Stock that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (B) hereto (the “Black-Scholes Value”). Such payment shall be made in cash in the event that the Acquisition results in the stockholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares of the Company (with the value of each share of Common Stock determined according to SCorp in Appendix (B) hereto) in the event that the Acquisition results in the stockholders of the Company receiving shares in the Acquirer or other entity at the closing of the transaction. In the event that the stockholders of the Company receive both cash and shares at the closing of the transaction, such payment to the Holders shall also be made in both cash and shares in the same proportion as the consideration received by the stockholders. Following any payment required pursuant to this Section 2(d)(3), the Warrant shall terminate, without payment of any additional consideration therefor.
(4)Notwithstanding the foregoing, in the event that as a result of the Acquisition the Warrants will be exercisable for anything other than shares or securities that are listed on a regulated market (within the meaning of the Markets in Financial Instruments Directive (2004/39(EC))) or a United States national securities exchange, the Holder shall be entitled to demand to receive a cash payment in an amount equal to the Black-Scholes Value per Warrant (calculated in accordance with Appendix B attached hereto) contemporaneously with or promptly after the consummation of such Acquisition. Following any such demand, the Warrant shall terminate, without payment of any consideration other than the Black-Scholes Value therefor, effective upon the payment of such amount.
(5)“Acquisition” means any of the following: (i) any sale, lease, license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; (ii) any reorganization, consolidation, merger, demerger or sale of shares of the Company (including, without limitation, a public tender offer for the shares in the Company) where the holders of the Company’s outstanding shares as of immediately before the transaction (or series of related transactions) beneficially own less than a majority by voting powers of the outstanding shares of the surviving or successor entity as of immediately after the transaction; or (iii) the acquisition by any “person” (together with his, her or its Affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires, directly or indirectly, the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing at least 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the Company.
3.    NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant, the Holder shall not have, nor exercise, any rights as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company), except as provided in Section 8 below.
4.    COVENANT TO PERFORM; NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will at all times in good faith carry out all the provisions of this Warrant and will not, by amendment of its certificate of incorporation, bylaws or other organizational documents or through an Acquisition, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding.
5.    MECHANICS OF EXERCISE.
(a)Delivery of Warrant Shares Upon Exercise. This Warrant may be exercised by the Holder hereof upon the delivery of a Notice of Exercise (the “Exercise Notice”) attached hereto as Exhibit A duly completed and executed on behalf of the Holder hereof, at the office of the Warrant Agent designated for such purpose together with this Warrant and payment in full of the Exercise Price (unless the Holder has elected to Net Exercise) then in effect with respect to the number of

Warrant Shares as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. The Holder shall be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) business day following the date on which the Warrant Agent has duly received each of the Exercise Notice, this Warrant and the Aggregate Exercise Price (or confirmation from the Company of the number of shares of Warrant Shares issuable in connection with a duly executed and delivered notice of Net Exercise), the Warrant Agent shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (“Transfer Agent”). The Company shall deliver any objection to the Exercise Notice on or before the second Trading Day following the date on which the Company has received the Exercise Notice. In the event of any discrepancy or dispute, the records of the Company shall be controlling and determinative in the absence of manifest error. On or before the third (3rd) business day following the date on which the Warrant Agent has received the Exercise Notice, this Warrant and the Aggregate Exercise Price (the “Share Delivery Date”), the Warrant Agent shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice, this Warrant and the payment of the Aggregate Exercise Price (or a duly executed and delivered notice of Net Exercise), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates or book-entry position evidencing such Warrant Shares, as the case may be. The Company shall pay any and all taxes (other than taxes based upon the income of the Holder) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the Holder, in either case with respect to any income or transfer tax due by the Holder with respect to such shares of Common Stock issued upon exercise of this Warrant.
(b)Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder by the Share Delivery Date in compliance with the terms of this Section 5, a certificate or book entry position for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such trading day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) business days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased less the Exercise Price (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or evidence of book entry position (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates or evidence of book entry position representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing bid price on the date of exercise.
(c)    Holder’s Exercise Limitation. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder pursuant to Section 1 or otherwise, to the extent (but only to the extent) that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such Person, “Attribution Parties”)), would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant (the “Beneficial Ownership Limitation”); provided, that notwithstanding anything herein to the contrary, this limitation on exercise shall not be applicable to any person that beneficially owns 10.0% or more of the Company’s outstanding Common Stock immediately prior to the exercise of this Warrant, but without giving effect to any shares of Common Stock underlying this Warrant. Notwithstanding the forgoing, the Holder shall have the right to increase or decrease the Beneficial Ownership Limitation to any other number, with any increase to be effective only upon the Holder providing the Company with prior written notice of such increase, which shall be effective 61 days after delivery of such notice to the Company. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Attribution Parties) and of which such securities shall be exercisable (as among all such securities owned by the Holder or any of its Attribution Parties) shall, subject to such Beneficial Ownership Limitation, be determined by the Holder, and the Company shall have no responsibility for determining the accuracy of the Holder’s determination. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For purposes of the calculation of the Beneficial Ownership Limitation, the aggregate number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. Upon the reasonable written request of the Holder, the Company shall within three (3) business days confirm orally or in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Purchase Agreement.
6.    CERTIFICATE OF ADJUSTMENT. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the Holder and the Warrant Agent a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.
7.    NOTICES.
In the event of:
(a)any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b)any voluntary or involuntary dissolution, liquidation or winding-up of the Company or consummation of an Acquisition, then and in each such event the Company will promptly mail or cause to be delivered to the Warrant Agent and Holder (or a permitted transferee) a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such dissolution, liquidation or winding-up. Such notice shall be delivered at least twenty (20) days prior to the date therein specified.

(c)Whenever any other notice is required to be given under this Warrant, unless otherwise provided herein, the Company shall provide prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore.

8.    REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company and Warrant Agent of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company and Warrant Agent or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.
9.    ISSUANCE OF NEW WARRANTS. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Sections 8 or 9, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
10.    NO FRACTIONAL SHARES. No fractional Warrant Shares or scrip representing fractional shares will be issued upon exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one Warrant Share.
11.    AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

12.    TRADING DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be other than a day on which the Common Stock is traded (which for the avoidance of doubt includes a Saturday, Sunday or a legal U.S. holiday) on the NASDAQ Global Market, or, if the NASDAQ Global Market is not the principal trading market for the Common Stock or other such securities, as applicable, then on the principal securities exchange or securities market on which the Common Stock is then traded, then such action may be taken or such right may be exercised on the next succeeding day on which the Common Stock is so traded.
13.    TRANSFERS; EXCHANGES.
(a)Subject to compliance with applicable federal and state securities laws and Section 7 hereof, this Warrant may be transferred by the Holder with respect to all of the Warrant Shares purchasable hereunder. For a transfer of this Warrant as an entirety by Holder, upon surrender of this Warrant to the Warrant Agent, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, the Company shall issue a new Warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Warrant Agent, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, for transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 9), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 9) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.
(b)This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Warrant Agent for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be combined with other warrants that carry the same rights upon presentation hereof at the office of the Warrant Agent designated for such purpose together with a written notice specifying the denominations in which new warrants are to be issued to the Holder and signed by the Holder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.
14.    GOVERNING LAW; VENUE. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. With respect to any disputes arising out of or related to this Warrant, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the State of New York (or in the event of exclusive federal jurisdiction, the courts of the District of New York). Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.    DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the arithmetic calculation of the Warrant Shares or under Sections 2 or 6, the disputing party shall submit the disputed determinations or arithmetic calculations to the other party. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) business days of such disputed determination or arithmetic calculation being submitted to the non-disputing party, then the Company shall, within two (2) business days submit the dispute to an independent, reputable accountant. The Company shall cause, at the expense of the prevailing party, the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) business days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.
16.    REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.
17.    CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
18.    SUCCESSORS AND ASSIGNS. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for and the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
19.    MISCELLANEOUS. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: (a) if to the Company, at Cambridge Discovery Park, 100 Acorn Park Drive, 5th Floor, Cambridge, MA 02140, attention of the Finance Department, Attention: Finance Department; with a copy to (which shall not constitute notice) Ropes & Gray LLP, Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600, Attention: Marc Rubenstein and (b) if to the Holder, at such address or addresses (including copies to counsel) as may have been furnished by the Holder to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, this Common Stock Purchase Warrant is issued effective as of the date first set forth above.

GENOCEA BIOSCIENCES, INC.

By:
Name:
Title:

SIGNATURE PAGE TO
WARRANT NO. 2018-«WARRANT NO»

EXHIBIT A

NOTICE OF INTENT TO EXERCISE
(To be signed only upon exercise of Warrant)

To: Genocea Biosciences, Inc.

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, __________________________ shares of Common Stock of Genocea Biosciences, Inc., a Delaware corporation (the “Company”), and (choose one)
__________ herewith makes payment of USD ___________________________ thereof
or
__________ elects to Net Exercise the Warrant pursuant to Section 1(b)(2) thereof.
The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of, and delivered to __________________________________________, whose address is ____________________________________________________________________________________________________.
By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 5(c) of the Warrant to which this notice relates.
By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof, including Section 7 thereof.
DATED:______________________
(Signature must conform in all
respects to name of the Holder
as specified on the face of the
Warrant)

_____________________________________
«Holder»
Address: _____________________________
_____________________________________
_____________________________________

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, «Holder» (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of Genocea Biosciences, Inc., a Delaware corporation (the “Company”), covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 7 of the Warrant and applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS

Number of shares: ______________________
Dated:________________________________	Signature:____________________________

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 7 thereof.

Signature:___________________________________
By:________________________________________
Its:________________________________________
Address:
______________________________
______________________________
______________________________

Appendix A
Black-Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:
CAcq = SAcqe-λ(TAcq-tAcq)N(d1) – KAcqe-r(TAcq-tAcq)N(d2), where
CAcq = value of each warrant to purchase one share in the Acquirer
SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq over the 20-day period ending three trading days prior to the closing of the Acquisition described in Section 2(d) if the Acquirer’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Acquisition if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.
TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp
tAcq = date of issue of new warrants to purchase shares in the Acquirer
TAcq-tAcq = time until warrant expiration, expressed in years
σ = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange or Nasdaq over a 20-day trading period, determined by the Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Acquisition described in Section 2(d) if the Acquirer’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Acquisition if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.5 (or 50%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market. In no event will the volatility variable be more than 0.5 (or 50%).
N = cumulative normal distribution function
d1 = (ln(SAcq/KAcq) + (r-λ+σ2/2)(TAcq-tAcq)) ÷ (σ√(TAcq-tAcq))
ln = natural logarithm
λ = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Acquisition.
KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)
r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq
d2 = d1- σ√(TAcq-tAcq)

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APPENDIX B

Black-Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share of Common Stock in the Company shall be:
CCorp = SCorpe-λ(TCorp-tCorp)N(d1) – KCorpe-r(TCorp-tCorp)N(d2), where
CCorp = value of each Warrant to purchase one share of Common Stock in the Company
SCorp = price of Company stock as determined by reference to the average of the closing prices on Nasdaq over the 20-day period ending three trading days prior to the closing of the Acquisition described in Section 2(d) if the Company’s stock is then traded on Nasdaq, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three (3) trading days prior to the closing of the Acquisition if the Company’s stock is then actively traded in the over-the-counter market, or on the AIM market, if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market, or the most recently completed financing if the Company’s stock is not then traded on AIM.
TCorp = expiration date of Warrants to purchase shares in the Company
tCorp = date of public announcement of transaction
TCorp-tCorp = time until Warrant expiration, expressed in years
σ = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange or Nasdaq over a 20-day trading period, determined by the Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Acquisition described in Section 2(d) if the Company’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Acquisition if the Company’s stock is then actively traded in the over-the-counter market, or 0.5 (or 50%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market. In no event will the volatility variable be more than 0.5 (or 50%).
N = cumulative normal distribution function
d1 = (ln(SCorp/KCorp) + (r-λ+σ2/2)(TCorp-tCorp)) ÷ (σ√(TCorp-tCorp))
ln = natural logarithm
λ = dividend rate of the Company for the most recent 12-month period at the time of closing of the Acquisition.
KCorp = strike price of Warrant
r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp
d2 = d1- σ√(TCorp-tCorp)

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